Exhibit 99.1

  IRON MOUNTAIN INCORPORATED ANNOUNCES C$175 MILLION CANADIAN DEBT OFFERING

    BOSTON, March 5 /PRNewswire-FirstCall/ -- Iron Mountain Incorporated (NYSE:
IRM), the global leader in information protection and storage services, today announced a proposed offering of C$175 million in aggregate principal amount of CAD Senior Subordinated Notes due 2019 by its wholly owned subsidiary, Iron Mountain Nova Scotia Funding Company. The notes will be fully and unconditionally guaranteed by Iron Mountain Incorporated ("IMI") and certain of its wholly owned subsidiaries. The net proceeds from the offering will be used to repay a portion of the amounts outstanding under IMI's existing term loan facility. The exact terms and timing of the offering will depend upon market conditions and other factors.

    The notes are being offered only to qualified institutional buyers under Rule 144A and to persons outside the United States pursuant to Regulation S. The securities to be offered have not been registered under the Securities Act of 1933, as amended, or applicable securities laws, and until so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

    This press release is not an offer to sell, nor a solicitation of an offer to buy, securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. Any offers of the securities will be made only by means of a private offering memorandum.

    About Iron Mountain

    Iron Mountain Incorporated (NYSE: IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 90,000 corporate clients throughout North America, Europe, Latin American and Asia Pacific. For more information, visit the company's Web site at www.ironmountain.com.

    Investor Relations contact:
    Stephen P. Golden
    Director, Investor Relations
    (617)535-4799
    sgolden@ironmountain.com

SOURCE  Iron Mountain Incorporated
    -0-                             03/05/2007
    /CONTACT: Investor Relations, Stephen P. Golden, Director, Investor Relations, +1-617-535-4799, or sgolden@ironmountain.com /
    /Web site:  http://www.ironmountain.com/